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                                                                     EXHBIT 4.9

                                  Schedule "A"

[NATIONAL BANK LOGO]

February 18, 2000



Mr. Jim A.H. Garner
Senior Vice President
Draxis Health Inc.
6870 Goreway Drive
Mississauga, ON
L4V 1P1

Dear Mr. Garner:

                                CREDIT AGREEMENT

National Bank of Canada ("NBC" or the "Bank") is pleased to establish in favour of Draxis Pharma Inc. ("DPI") the following additional credit facilities (each a "Facility") as set out below subject to the ensuing terms and conditions. These facilities are additional to that established in the Credit Agreement dated June 9, 1998 between Draxis Pharma Inc. and National Bank of Canada except as amended hereunder.

                           FACILITY C - OPERATING LOAN

CREDIT LIMIT                The lesser at any time of:
                            (a) C$2,000,000
                            (b) 80% of acceptable assigned accounts receivable under 90 days, less priority payables plus 20% of inventory to a maximum of $500,000. Receivables originating outside of Canada or the United States are to be covered by EDC Insurance and/or Letters of Credit acceptable to NBC. Acceptable receivables that are EDC insured or backed by acceptable Letters of Credit will be eligible for a 90% margin.

                            Acceptable accounts receivable are defined as trade receivables excluding holdbacks receivable, contra or inter-company accounts (other than inter-company trade receivables), accounts of doubtful quality and those aged 90 days or more. Priority payables are defined as those amounts due or accrued that have priority or super-priority over the Bank's security position which include employee source deductions, goods and services tax, pension benefits, vacation pay, one pay period of accrued wages and any other amounts that may rank ahead of the Bank.

TYPE & AVAILMENT & RATE     A demand credit facility under which DPI may at its
                            option obtain on a revolving basis the following, subject to the specified rate:
                            Canadian dollar Prime Rate loans: Prime +.75%, calculated on an annual basis, payable monthly in arrears.

PURPOSE                     For day to day business purposes.

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REPAYMENT AND               NBC may on demand require immediate payment of all
CANCELLATION                amounts outstanding or accrued in connection with
                            this Facility. NBC may, at any time, for any reason and without notice, cancel the undrawn portion of this Facility.

                            The loan is to revolve in multiples of $50,000.

                    FACILITY D - BUSINESS MASTERCARD FACILITY

CREDIT LIMIT                C$20,000

TYPE & AVAILMENT            Corporate Business MasterCard facility subject to
                            the Customer signing the Bank's usual documentation.

                               GENERAL PROVISIONS

COVENANTS                   DPI is to be in compliance with the terms of the SGF
                            Sante investment agreement at all times.

                            Draxis Health Inc. will not take any actions which would materially adversely affect the operations or the financial position of the Borrower.

                            At your request we have amended the following terms of the June 9, 1998 credit and confirm the following:

                            1. The cost of leasehold improvements totaling $2,723,695 which were incurred by Draxis Pharma Inc. for the renovation of hot labs may be transferred to Draximage Inc. Further in this connection, repayment of $2,209,860 loans due to Draxis Health Inc. is also approved.

                            2. Repayment of up to $5,500,000 in loans to Draxis Health Inc. by Draxis Pharma Inc. is approved in accordance with the terms of the investment of $7,500,000 by SGF Sante, a wholly-owned subsidiary of Societe generale de financement du Quebec.

                            3. Repayment of up to $1,000,000 in loans to Draxis Health Inc. by Draxis Pharma Inc. is approved for purposes of refunding a proportionate share of the ERP computer system that was purchased last year. This repayment is to be in accordance with the terms of the investment of $7,500,000 by SGF Sante, a wholly-owned subsidiary of Societe generale de financement du Quebec.

                            4. The making of $400,000 in loans by DPI to DPI management for purposes of subscription by management in DPI shares, such loans not to exceed 80% of the subscription price.

                            5. Change in the composition of DPI's Board of Directors to include the appointment of a representative of SGF Sante to DPI's Board of Directors

                            6. The termination of employment of DPI's former Plant Manager and the hiring of a replacement employee.

                            7. The entering into of the Lease Agreement between DPI and Draximage Inc.

                            8. The deletion of all references to Draxis Health Inc. in Articles 13.1.1 to 13.1.8 of the June 9, 1998 term sheet. References to Draxis Health Inc. in Articles 13.1.9 and 13.1.10 remain unchanged.


                                                                               2
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                                    Security

SECURITY The following additional security will be provided to the Bank in support of the whole account:
                            First ranking general hypothec on movable property of $2,300,000 on the universality of the Borrower's inventory and accounts receivable in present and future wherever the inventory and debtors of these receivables are located.

REPORTING REQUIREMENTS      The Company will provide to NBC:

                            1. Within 25 days of each calendar month-end, an aged receivables summary and an inventory declaration

                            2. Within 60 days of each quarter end, financial statement statements for that quarter on an unaudited basis for DPI alone

                            3.   Within 90 days of each fiscal year end,
                                 financial statements for that year end on an audited basis for DPI alone

                            4. By the end of each fiscal year end, a business plan/forecast for the next fiscal year incorporating 12 month projections

SET UP FEE                  A set up fee of $10,000 will be payable to NBC upon
                            acceptance of this agreement.

NEXT SCHEDULED REVIEW       June 30, 2000
DATE

CONDITIONS PRECEDENT TO     The following documentation satisfactory to NBC is
FACILITY C                  to be provided prior to advance of funds:

                            1. All legal and security documents to be, in form and substance, satisfactory to NBC and its solicitors acting reasonably and with customary input from the Borrower and its solicitors, accompanied by the relevant legal opinions and registered in the appropriate jurisdictions

                            2. An investment of $7,500,000 will be made into Draxis Pharma Inc. by SGF Sante, a wholly owned subsidiary of Societe generale de financement du Quebec.

                            3. Management subscription of $361,111 as per the terms of the SGF Sante investment agreement.

All other terms and conditions of the credit as outlined in our June 9, 1998 agreement remain unchanged and in full force and effect.

If these conditions are acceptable to you, please indicate your acceptance thereof by signing and returning a copy of this letter to the Bank before February 28, 2000 after which time this offer is null and void.
Yours truly,

/s/ K.M. Gufler

K.M. Gufler
Senior Manager
Knowledge Based Industries

                                                                               3
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Acknowledged and accepted this 18th day of February 2000

DRAXIS PHARMA INC.

Per: /s/ J.A.H. GARNER
     ----------------------------
     Name & Title    J.A.H. GARNER
                     S.V.P. FINANCE & C.F.O.

Per:
     ----------------------------
     Name & Title

[NATIONAL
BANK
OF CANADA LETTERHEAD]


February 16, 2000




Mr. Jim A.H. Garner
Senior Vice President
Draxis Health Inc.
6870 Goreway Drive
Mississauga, ON
L4V 1P1

Dear Mr. Garner:

RE: AMENDMENT TO CREDIT AGREEMENT DATED JUNE 28, 1999 AND OCTOBER 26, 1999 AMENDING AGREEMENT

We refer to our Credit Agreement dated June 28, 1999 and amending agreement dated October 26, 1999 in favour of Draxis Health Inc.

At your request we have amended the credit and confirm the following:

The guarantee from Draxis Pharma Inc. in favour of Draxis Health Inc. is hereby released as part of the security requirements.

All other terms and conditions of the credit as outlined in our June 28 agreement and October 26, 1999 amending agreement remain unchanged and in full force and effect.

If these conditions are acceptable to you, please indicate your acceptance thereof by signing and returning a copy of this letter to the Bank before February 28, 2000 after which time this offer is null and void.

Yours truly,

/s/ K.M. Gufler

K.M. Gufler
Senior Manager
Knowledge Based Industries





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Acknowledged and accepted this 18th day of February 2000


DRAXIS HEALTH INC.

Per: /s/ J.A.H. Garner
    ---------------------------------
    Name & Title  J.A.H. Garner
                  S.V.P. FINANCE & C.F.O.

Per:
    ----------------------------------
    Name & Title

                                                           GENERAL HYPOTHEC ON
                                                              MOVABLE PROPERTY
------------------------------------------------------------------------------

1.  HYPOTHEC

    1.1 For good and valid consideration, the undersigned (the "Customer") hypothecates in favour of the National Bank of Canada (the "Bank") the property referred to in paragraph 1.3 hereof (the "mortgaged property"). This hypothec is granted for the sum of TWO MILLION THREE HUNDRED THOUSAND DOLLARS ($2,300,000.00) with interest at the rate of 25% per annum from the date hereof.

    1.2 The terms "mortgaged property" also include the following property to the extent that it is not already included in the description in paragraph 1.3. The following property is therefore also charged by the hypothec created hereunder:

         a) the proceeds of any sale, lease or other disposition of the property referred to in paragraph 1.3, any debt resulting from the sale, lease or other disposition of this property, as well as any property acquired to replace same;

         b) any insurance or expropriation proceeds payable in respect of the mortgaged property;

         c) the principal and the income of the mortgaged property as well as any right attached to the mortgaged property;

         d) where the property described in paragraph 1.3 includes shares or securities, all shares and securities issued in replacement of these shares or securities;

         e) all deeds, documents, registers, invoices and books of accounts evidencing the mortgaged property or relating thereto.

    1.3  Description of property:

         All the Customer's movable property, corporeal and incorporeal, present and future, wherever they may be.

2.  OBLIGATIONS SECURED

    2.1 The hypothec is granted to secure all obligations of the Customer to the Bank resulting from the terms of the Bank's offer of financing dated the eighteenth day of February, Two Thousand (February 18, 2000) and from all increase of the credit described therein including, without limitation, any contract, document or agreement related thereto, as well as any amendment, renewal or replacement thereof (collectively the "Offer").

    2.2 This hypothec is also granted to secure all other obligations of the Customer to the Bank, present and future, direct and indirect.

3.  DECLARATIONS

    The Debtor declares, confirms and reaffirms that all the representations, obligations and warranties made in the Offer are still true and exact.

4.  COVENANTS

    4.1 The Customer shall inform the Bank without delay of any change to its name.

    4.2 The Customer shall provide the Bank with a copy of each policy and, at least thirty (30) days prior to the expiration or cancellation of a policy, a copy of the renewal or replacement thereof.

    4.3 The Customer shall do all things and sign all documents necessary to preserve its rights in the mortgaged property and for the hypothec constituted hereunder to have full effect and be perfected and constantly enforceable against third parties in all jurisdictions where the mortgaged property may be situated or used.

    4.4 The Customer shall comply, in all material respects, with all laws and regulations applicable to the operation of its business and to the mortgaged property.

    4.5 The Customer shall not dispose of mortgaged property having a value in excess of 100,000.00$ per transaction or, in the aggregate in any calendar year of this agreement in excess of 300,000.00$, nor lease same unless the Bank consents thereto in writing. However, if not in default hereunder, the Customer may sell or lease its inventory in the ordinary course of its business.

    4.6 The Customer shall not change the use, destination or nature of the mortgaged property nor remove same from its present location unless the Bank consents thereto in writing.

    4.7 Where the mortgaged property includes intellectual property rights, the Customer shall furnish a description of it to the Bank and shall inform the Bank without delay of all new acquisition or use of said rights. The Customer shall register and renew all registration necessary or useful for the protection of its intellectual property rights and shall also advise the Bank of all claims or litigations concerning them.

5.  RIGHTS OF THE BANK

    5.1 The Bank may inspect or have the mortgaged property appraised from time to time at the Customer's expense and, for that purpose, shall be permitted access to the premises where the mortgaged property is located and to the Customer's places of business. The Customer shall also allow the Bank to examine and obtain copies of all books of accounts and documents relating to the mortgaged property.

    5.2 The Bank may, without being bound to do so, perform any or all of the obligations of the Customer hereunder.

    5.3 The Customer may collect all debts forming part of the mortgaged property until the Bank withdraws its authorization to the Customer to do so. If the Bank withdraws its authorization from the Customer to collect the debts forming part of the mortgaged property, the Bank may collect such debts and shall be entitled to a reasonable commission which it may deduct from any amount collected.

    5.4 When the mortgaged property includes shares or securities, the Bank may, without being bound to do so, cause itself to be registered as the holder of these shares or securities and exercise any right attached thereto, including any right to vote and any right of conversion or redemption.

    5.5 If the Bank has possession of the mortgaged property, it shall have no obligation to maintain the use for which the mortgaged property is normally intended nor to make it productive nor to continue its use or operation.

    5.6 The Bank may, without being bound to do so, sell the mortgaged property in its possession where it believes in good faith that the mortgaged property is likely to perish, decrease in value or depreciate.

    5.7 The Customer constitutes and appoints the Bank as its irrevocable attorney, with full power of substitution, in order to do any act and to sign any document necessary or useful to the exercise of the rights conferred on the Bank hereunder.

    5.8 The rights conferred on the Bank under this article 5 may be exercised by the Bank irrespective of whether the Customer is or is not in default hereunder.

6.  DEFAULT AND RECOURSES

    6.1 The Customer shall be in default in each and everyone of the following events:

         a) if any or all of the obligations secured under this agreement are not paid or performed when due.

         b)  if there is a default under the Offer.

    6.2 Upon the Customer's default, the Bank may terminate any obligation it may have had to grant credit or make advances to the Customer and declare eligible all obligations of the Customer which are not yet due. Upon such default, the Bank may also exercise all recourses available to it under applicable law, including the rights resulting from its hypothec.

    6.3 In order to realize on its hypothec, the Bank may use the premises where the mortgaged property and other property of the Customer are situated at the expense of the Customer. Where the mortgaged property includes debts, the Bank may compromise or transact with the debtors of these debts and may grant releases and discharges in respect of same. Where the mortgaged property includes inventory, the Bank may complete the manufacture of such inventory and do all things necessary or useful to its sale.

7.  ADDITIONAL HYPOTHEC

    7.1 To secure the payment of interest not already secured by the hypothec created in article 1 and to further secure the performance of its obligations hereunder, the Customer hypothecates all of the property described in article 1 for an additional amount equal to twenty percent (20%) of the principal amount of the hypothec created in article 1.

8.  GENERAL PROVISIONS

    8.1 The hypothec created hereby is in addition to and not in substitution for any other hypothec or security held by the Bank.

    8.2 This hypothec is a continuing security and shall subsist notwithstanding the payment from time to time, in whole or in part, of the obligations secured hereunder.

    8.3 In each case provided in paragraph 6.1, the Customer shall be in default by the mere lapse of time, without the necessity of any notice or demand.

    8.4 If more than one person is referred to as "Customer", such persons shall be solidarily liable for all obligations stipulated herein.

    8.5 Any sum collected by the Bank in the exercise of its rights may be held by the Bank as mortgaged property, or may be applied to the payment of the obligations secured hereunder, whether or not yet due. The Bank shall have discretion as to how any such collected sum shall be applied.

    8.6 The exercise of the Bank of any of its rights shall not preclude the Bank from exercising any other right resulting from the present agreement. The failure of or forbearance by the Bank to exercise any of its rights shall not constitute a renunciation to the later exercise of such right. The Bank may exercise its rights resulting from this agreement without being required to exercise its other rights against the Customer or against any other person liable for the payment of the obligations secured hereunder or to realize on any other security held for the payment of such obligations.

    8.7 The Bank shall only be required to exercise reasonable care in the exercise of its rights and the performance of its obligations. Moreover, it shall only be liable for its intentional fault or gross negligence.

    8.8 The Bank may delegate to another person the exercise of its rights or the performance of its obligations resulting from the present agreement. In such a case the Bank is authorized to provide that person with any information it may have concerning the Customer or the mortgaged property.

    8.9 This agreement shall be binding upon the Customer and enure to the benefit of the Bank and any successor thereof by way of amalgamation or otherwise.

    8.10 Any notice to the Customer may be given at the address indicated below or any other address communicated in writing by the Customer to the Bank.

    8.11 Should any clause hereof be invalid or inoperative, the other clauses of the present agreement shall remain fully operative.

    8.12 This agreement shall be governed and interpreted by the law in force in the Province of Quebec. It must also be interpreted so that mortgaged property located in another jurisdiction is affected by a valid security under the applicable law of this other jurisdiction.

    8.13 The parties hereto have expressly agreed that this agreement and all deeds, documents or notices relating thereto be executed in English/ Les parties aux presentes ont expressement convenu que cet acte et tout autre actc, document ou avis y afferent soient rediges anglais.

SIGNED AND DELIVERED at Montreal, Province of Quebec, this 4th day of April,
2000.



                                      DRAXIS PHARMA INC     C.S.


/s/ Olha Luszowski                    Per: /s/ James A. Garner
----------------------------------        -----------------------------------
Witness: Olha Luszowski                   Name:   JAMES A. GARNER
         361 Markland Dr.                 Title:  Chief Financial Officer
         Etobicoke, ON M9C 1S1

                                      Address of Customer
                                      (for notice and correspondence purposes):

                                      16751 Trans Canada Highway
                                      Kirkland (Quebec)
                                      H9H 4J4

                                      Address of head office
                                      or domicile of Customer
                                      (if different from above):

                                      1170 Peel Street, 5th Floor
                                      Montreal (Quebec)
                                      H3B 4S8